Exhibit 10.3

2018 and 2019 Executive Officer Compensation Arrangements

The compensation for the executive officers of Cerus Corporation regarding annual base salaries and target bonus percentages were as follows:

Name	2018 Annual Base Salary as of March 1	2018 Targeted Bonus (paid in 2019)	2019 Annual Base Salary as of March 1	2019 Targeted Bonus (to be paid in 2020)
William M. Greenman President and Chief Executive Officer	$620,000	60%	$650,000	65%
Kevin D. Green VP, Finance and Chief Financial Officer	$389,844	40%	$409,336	45%
Richard J. Benjamin Chief Medical Officer	$415,167	40%	$429,698	45%
Laurence M. Corash, M.D. Chief Scientific Officer	$426,606	40%	$441,537	45%
Vivek Jayaraman Chief Commercial Officer	$414,100	40%	$434,805	45%
Chrystal N. Menard Chief Legal Officer and General Counsel	$386,958	40%	$402,436	45%
Carol Moore Senior Vice President, Regulatory Affairs and Quality	$355,002	40%	$367,427	45%